FOR IMMEDIATE RELEASE	November 1, 2016

Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOANS

FREEHOLD, NJ, November 1, 2016........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the refinancing of its Fairview Manor community through Wells Fargo Bank, N. A. for total proceeds of $16.3 million. This Federal Home Loan Mortgage Corporation (Freddie Mac) mortgage loan has a 10-year maturity with principal repayments based on a 30-year amortization schedule. Interest on this mortgage is at 3.85%. Proceeds from this mortgage were used to repay the existing 5.875% mortgage and to pay down our inventory financing lines.

Samuel A. Landy, President and Chief Executive Officer commented, “We are very pleased with our relationships with Wells Fargo Bank and Freddie Mac. We appreciate their continued support. Not only will this new loan save us approximately $350,000 annually on our interest expense, but it demonstrates the increasing value of our communities and the financial flexibility of our company, allowing us to further execute our long-term growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 100 manufactured home communities with approximately 18,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

# # # #